Exhibit 5.1
[PATTON BOGGS LETTERHEAD]
February 13, 2009
Board of Directors
Texas Capital Bancshares, Inc.
2100 McKinney Avenue
Dallas, Texas 75201
     Re: Registration Statement on Form S-3
Dear Ladies and Gentlemen:
     We have acted as legal counsel to Texas Capital Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale in a private placement transaction of (a) 75,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share (the “Preferred Shares”), of the Company; (b) a warrant dated January 16, 2009 (the “Warrant”) to purchase 758,086 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”); and (c) the 758,086 shares of Common Stock for which the Warrant may be initially exercised (the “Warrant Shares,” and together with the Preferred Shares and the Warrant, collectively, the “Securities”), pursuant to a Letter Agreement, dated as of January 16, 2009 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, which included the Securities Purchase Agreement — Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”). All of the Securities are being registered on behalf of certain securityholders of the Company (the “Selling Securityholders”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form S-3 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 13, 2009, (ii) specimen certificates representing each of the Preferred Stock and Common Stock, (iii) the Certificate of Incorporation, as amended, of the Company, as currently in effect, which includes the Certificate of Designations setting forth the powers, designations, preferences, and relative or other special rights of, and the qualifications, limitations and restrictions of the Preferred Shares, (iv) the Amended and Restated Bylaws, as amended, of the Company, as currently in effect, (v) the Warrant and (vi) certain resolutions adopted by the Board of Directors of the Company with respect to the Securities Purchase Agreement and the issuance of the Securities contemplated thereby. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Texas Capital Bancshares, Inc.
February 13, 2009

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     This opinion is limited solely to the Delaware General Corporation Law and the federal laws of the United States. The opinion is as of the date hereof, and we assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We assume that the appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws and we express no opinion as to compliance with the “blue sky” laws of any jurisdiction and the opinions set forth herein are qualified in that respect.
     Based upon and subject to the foregoing, we are of the opinion that the Preferred Stock and the Warrant have been duly authorized and are validly issued, fully paid and nonassessable and the Warrant Shares have been duly authorized and, upon exercise in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Sincerely,
/s/ Patton Boggs LLP
PATTON BOGGS LLP